Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 11, 2007 (except as to Note 14, as to which the date is July 5, 2007), in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-140232) and related Prospectus of Monotype Imaging Holdings Inc. for the registration of its shares of common stock.

/s/    Ernst & Young LLP

Boston, Massachusetts

July 16, 2007